Exhibit 99.2

CONTACT:
Environmental Power Corporation	-OR-	Barretto Pacific Corporation
Kam Tejwani		John Baldissera
President and Chief Executive Officer		800-368-1217
(603) 431-1780		ir@barrettopacific.com
ktejwani@environmentalpower.com

Environmental Power Corporation Provides Business Update

PORTSMOUTH, N.H., March 29, 2006 /PRNewswire-FirstCall via COMTEX News Network/ — Environmental Power Corporation (“Environmental Power” or the “Company”) (Amex: EPG) is releasing the information set forth in this press release regarding the Company and its wholly-owned subsidiary, Microgy, Inc. (“Microgy”), to help investors understand its business and the status of various projects and initiatives.

Microgy is a low cost producer of biogas, and it is working to be at or below the cost of conventional producers of pipeline-grade gas. Our principal goal is to grow our production capacity (our “gas reserves”) through the development and ownership of proprietary gas production facilities. In order to reach this goal: we are creating modular multi-digester groupings for easy scale-up and replication; we are developing facilities that we will own, either alone or in conjunction with development partners; and we are focusing development efforts on markets allowing for rapid and cost-effective scale-up of our business. Our primary target markets are opportunities for: large- scale, single-site installations for the production of pipeline-grade gas (Huckabay and Mission are examples of these), and smaller installations that have the potential to develop into a multi-site roll-out for a single customer (Gallo-Columbard and projects for Swift & Company are examples of projects with this potential).

Initial Single-Tank Systems

We designed, constructed and are operating three single-tank facilities in Wisconsin, known as Five Star, Wild Rose and Norswiss. Doing so has allowed us to refine the single-tank core module of our system, as well as gain invaluable knowledge regarding the tending and operation of the system. Based on this core unit we are now standardizing the design for multi-digester systems, which we believe will allow for ease of scalability. Each of these facilities is today producing gas at or above our expectations. As we intend to focus on a business model under which we own the facilities we construct, we are currently evaluating the future status of our development efforts under this equipment sales model.

Huckabay Ridge

The Huckabay Ridge project is expected to entail the construction of eight 916,000-gallon digesters, sufficient to process the manure from approximately 10,000 cows. The facility is expected to produce an aggregate of one billion cubic feet of biogas per year with an energy content of 650,000 mm Btu. The gas is to be treated and compressed to produce and deliver pipeline-grade methane that will be sold as a commodity directly into a nearby natural gas pipeline. Work on this project continues: foundations have been poured and tank construction has commenced. We expect the plant to be operational at the end of the third quarter of this year.

Mission Project

The Mission Project is to be our second multi-digester pipeline gas production facility. This project will substantially replicate the Huckabay design, which we expect will allow us to complete this facility more quickly and at lower cost. The manure supply agreement provides for the supply of all of Mission Dairy’s manure to the facility in exchange for a portion of the revenues generated by the facility from the sale of biogas or refined gas at prices in excess of certain minimums. We have begun our engineering activities on this project, and expect it to be operational in the first half of 2007.

Gallo-Columbard

Permitting continues for the Gallo-Columbard project, a proposed two- digester biogas production facility designed for on-site use of the biogas as a replacement for propane in Gallo’s cheese manufacturing operations. This facility would be our first in California. The permitting process in California is quite rigorous. However, we believe that the initial feedback from the permitting authorities has been positive, and we hope to be able to begin construction early this summer, which we expect would mean that the facility would be operational in early 2007. We believe that, once the permitting process for this project is completed, permitting for future projects will be significantly faster and easier. Joseph Gallo Farms owns and operates five dairies in California; we believe there may be the potential for an additional six digesters across their dairies.

Swift & Company

We entered into a letter of intent with Swift & Company, the world’s second-largest processor of fresh beef and pork products, regarding the construction of digesters at Swift’s meat processing facilities. The letter of intent contemplates the use of waste generated at their packing operations to produce biogas for use in their own processes.

We are currently negotiating definitive documentation with Swift. We have begun engineering work on this first project with Swift, to be located at their flagship plant in Grand Island, Nebraska, and we and Swift are evaluating their other facilities for additional projects. We believe there to be the potential to develop projects representing up to 15 digesters across Swift’s processing plant network. We are also exploring similar relationships with other meat industry participants.

Additional Relationships

Earlier this year we entered into relationships with Pacific Gas & Electric Company and Applied LNG Technologies USA, potential multi-site interconnection and transportation partners and/or customers. In addition, we are exploring potential projects with several energy marketers. We believe these relationships will provide further assistance with the rapid and cost- effective scale-up of our business. We are actively working on developing a number of potential projects pursuant to these relationships.

Project Metrics

We evaluate potential projects according to certain metrics. The following are target figures only, and should not be taken as indicative of future financial performance or operational results or the expected results for any specific project.

Target metrics for large-scale, multi-digester pipeline gas project:

—	8 digesters producing 630,000-685,000 mm Btu annually of pipeline grade methane

—	Total construction cost $9.5-$11.5 million

—	Revenue ~$4.6 million

—	EBITDA $2.0—$2.6 million

—	15-Year Unleveraged Pre-Tax IRR 19%—25%

—	Assumes $7.00 / mm Btu gas price/Microgy 100% ownership

Target metrics for smaller-scale, multi-digester onsite biogas project:

—	2-4 digesters producing 130,000-320,000 mm Btu annually

—	Revenue ~$0.9-2.3 million

—	EBITDA $0.5—$1.3 million

—	15-Year Unleveraged Pre-Tax IRR 20%—25%

—	Assumes $7.00 / mm Btu gas price

IRR means internal rate of return. EBITDA means earnings before interest, taxes, depreciation and amortization. We believe that, on average, our projects can generate positive cash flow at gas prices in excess of $4.00 per mm Btu.

Project Pipeline

The following table sets forth the status of various current and potential projects:

	Digesters	Model	Comment
Initial Projects
Five Star	1	CSO	Operating
Wild Rose	1	CSO	Operating
Norswiss	1	CSO	Operating
Total	3

Large-Scale Single-Site
Huckabay Ridge	8	COO	Under construction. Exp. to be operational in the third quarter of 2006
Mission	8	COO	Documents signed. Exp. to be operational early 2007
Other Pipeline Gas	72-80*	COO	Exploring opportunities

Smaller Multi-Site

Joseph Gallo Farms	8**	COO	Permitting Columbard (2 digesters). Exp. operational early 2007
Swift & Company	15**	COO	Engineering underway on 1st project (3 digesters)
Other Meat Industry	18-20*	COO	In discussions with various industry players
Total	129-139

*	Estimated
**	Represents an estimate based on other facilities under the control of the counterparty at which a project could be constructed. With the exception of the Gallo-Columbard project, we do not have definitive agreements for the development or construction of any of these projects.

NOTE: CSO = Microgy will construct, sell and operate the project/COO = Microgy will construct, own (either on its own or with one or more investors or business partners) and operate the project.

Estimated Market Size

In an effort to estimate the addressable market for our systems we have reviewed USDA census of agriculture data, and commissioned an analysis of that and other information. Based on such data and analyses we estimate that there are U.S. herds of beef cattle, dairy cows and swine, as well as basic animal processing facilities, sufficient for the development of nearly one thousand of Microgy’s multi-digester facilities (including both the large-scale and smaller-scale varieties). We estimate that if we were able to capitalize on 10% of those opportunities, such facilities (approximately 100), operating at full capacity, would generate recurring annual EBITDA in excess of $120 million in the United States alone. Note that this estimate assumes that each facility has full required inputs of manure and food industry wastes, is able to monetize the value of the gas produced via gas pipeline interconnection, direct sale or other method, and that gas is priced at $7.00 per mm Btu.

ABOUT ENVIRONMENTAL POWER CORPORATION

Environmental Power Corporation is a developer, owner and operator of renewable energy production facilities. Its principal operating subsidiary, Microgy, Inc., holds an exclusive license in North America for the development and deployment of a proprietary anaerobic digestion technology. Microgy is a developer of renewable energy facilities for the production and commercial application of methane-rich biogas from agricultural and food industry wastes. The biogas can be used to produce pipeline-grade methane or marketable biogas, liquefied natural gas (LNG), renewable electrical energy or thermal energy, as well as other useful by-products. Environmental Power’s other principal subsidiary, Buzzard Power Corporation, holds a 22-year leasehold interest in the waste-coal fired Scrubgrass facility. Scrubgrass generates 83 MW of electricity by burning more than 600,000 tons of waste coal annually from active and abandoned area mine waste dumps. For more information visit the Company’s web site at http://www.environmentalpower.com.

CAUTIONARY STATEMENT

The Private Securities Litigation Reform Act of 1995, referred to as the PSLRA, provides a “safe harbor” for forward-looking statements. Certain statements contained in this press release, such as statements concerning planned manure-to-energy systems, our sales pipeline, our backlog, our projected sales and financial performance, statements containing the words “may,” “assumes,” “forecasts,” “positions,” “predicts,” “strategy,” “will,” “expects,” “estimates,” “anticipates,” “believes,” “projects,” “intends,” “plans,” “budgets,” “potential,” “continue,” “targets” “proposed,” and variations thereof, and other statements contained in this press release regarding matters that are not historical facts are forward-looking statements as such term is defined in the PSLRA. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: uncertainties involving development-stage companies; uncertainties regarding project financing, the lack of binding commitments and/or the need to negotiate and execute definitive agreements for the construction and financing of projects, the sale of project output, the supply of substrate and other requirements and for other matters; financing and cash flow requirements and uncertainties; inexperience with the development of multi-digester projects; risks relating to fluctuations in the price of commodity fuels like natural gas, and our inexperience with managing such risks; difficulties involved in developing and executing a business plan; difficulties and uncertainties regarding acquisitions; technological uncertainties; including those relating to competing products and technologies; risks relating to managing and integrating acquired businesses; unpredictable developments; including plant outages and repair requirements; the difficulty of estimating construction, development, repair and maintenance costs and timeframes; the uncertainties involved in estimating insurance and implied warranty recoveries, if any; the inability to predict the course or outcome of any negotiations with parties involved with our projects; uncertainties relating to general economic and industry conditions, and the amount and rate of growth in expenses; uncertainties relating to government and regulatory policies and the legal environment; uncertainties relating to the availability of tax credits, deductions, rebates and similar incentives; intellectual property issues; the competitive environment in which Environmental Power Corporation and its subsidiaries operate and other factors, including those described in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, well as in other filings we make with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT

Kam Tejwani of Environmental Power Corporation,

+1-603-431-1780

ktejwani@environmentalpower.com; or

Investor Relations, John Baldissera of BPC

Financial Marketing for Environmental Power Corporation,

1-800-368-1217

SOURCE Environmental Power Corporation

Kam Tejwani of Environmental Power Corporation, +1-603-431-1780,

ktejwani@environmentalpower.com; Investor Relations: John Baldissera of BPC,

Financial Marketing for Environmental Power Corporation, 1-800-368-1217

http://www.prnewswire.com

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